EXHIBIT 99.2

[PACIFIC EXCHANGE LOGO]

July 25,2002

VIA FACSIMILE & CERTIFIED MAIL
------------------------------

Mr. Stephen D. Martino
Chief Financial Officer
Detwiler, Mitchell & Co.
225 Franklin Street
Boston, MA 02110

RE: Notification of Potential Delisting Action
    ------------------------------------------

Dear Mr. Martino:

PCX Equities, Inc. ("PCXE") has reviewed Detwiler, Mitchell & Co.'s ("Company") compliance with PCXE's continued listing requirements and has determined that the Company's Common Stock may be subject to the initiation of delisting proceedings. This determination was based on the Company's non-compliance with PCXE's listing maintenance requirement for share bid price [PCXE Rule 5.5(h)(4)].

At its meeting Thursday, August 15,2002 (to be held at PCXE corporate headquarters at 11:00 a.m.), PCXE will conduct a formal review of the Company's listing status and actions taken to specifically address the cited deficiency in evaluating whether continued listing is appropriate.
That meeting will be conducted pursuant to PCXE Rule 5.5(m). IF PCXE DECIDES IN FAVOR OF DELISTING AT SUCH MEETING, THE COMPANY'S COMMON STOCK WILL
BE SUSPENDED FROM TRADING BEFORE THE OPENING OF BUSINESS ON FRIDAY, AUGUST 16, 2002.

You are invited to submit in writing any relevant information for review at PCXE' s August 15 meeting no later than August 12, 2002. PCXE will consider any reasons you provide in writing as to why you believe the Company's security should not be delisted.

The Company will receive written notification of PCXE's decision (via facsimile) by the close of business on Thursday, August 15,2002. In the event that PCXE determines to delist the Company's Common Stock, PCXE's written notification will also provide relevant information regarding the Company's right to appeal PCXE's decision to the Board of Directors and request a hearing pursuant to PCXE Rule 5. 5 (m)(4 through 9). Such process is only designed to review whether cause(s) for the decision were valid and whether such decision was effected pursuant to PCXE rules.

115 SANSOME STREET
SAN FRANCISCO, CA 94104
415  393-4197

[PCX LOGO]

Mr. Stephen D. Martino
July 25, 2002
Page 2

In the meantime, the Company is reminded of its ongoing obligation to keep PCXE apprised of any corporate development(s) that may reasonably be expected to impact the Company's operations and/or listing status.

Please contact me at (415) 393-4255, if you have any questions.

Sincerely,

/s/ MELANIE LEVINE

Melanie Levine
Listing Representative,
Equity Securities Qualification

cc:  A. L. Autajay
     K. L. Beck
     J. F. Chapin
     R. R. Johnson
     P. N. Koutoulas
     N. Purdon

115 SANSOME STREET
SAN FRANCISCO, CA 94104
415  393-4197